EXHIBIT 6

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

by and among

HOME ASSET MANAGEMENT CORP., as Issuer,

and

TCW/CRESCENT MEZZANINE PARTNERS, L.P.,

TCW/CRESCENT MEZZANINE TRUST,

TCW/CRESCENT MEZZANINE INVESTMENT PARTNERS, L.P.,

CRESCENT/MACH I PARTNERS, L.P., and

TCW SHARED OPPORTUNITY FUND II, L.P., as Purchasers

$19,238,904 Principal Amount

of

8% Senior Secured Notes due December 31, 2004

Dated as of September 25, 2003

TABLE OF CONTENTS

SECTION 1. AMENDMENT AND RESTATEMENT

1.1	Amendment and Restatement of the Notes
1.2	Consummation of the Transactions
1.3	Registration of the Notes
1.4	Delivery Expenses
1.5	Taxes
1.6	Direct Payment
1.7	Lost, Etc. Notes
1.8	Indemnification
1.9	Further Actions

SECTION 2. CLOSING CONDITIONS

2.1	Delivery of the Transaction Documents
2.2	Compliance with Agreements
2.3	Completion of Other Transactions
2.4	Representations and Warranties
2.5	No Event of Default
2.6	Proceedings Satisfactory
2.7	Consents and Permits
2.8	No Material Judgment or Order

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE ISSUER.

3.1	Power and Authority
3.2	Binding Agreement
3.3	Consents and Approvals; No Violations
3.4	Private Offering
3.5	Brokers
3.6	Representations and Warranties

SECTION 4. REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER.

4.1	Power and Authority
4.2	Binding Agreement
4.3	Notes Restricted

SECTION 5. COVENANTS

5.1	Payment of Notes; Satisfaction of Obligations
5.2	Financial Statements and Reports
5.3	Compliance Certificate

i

5.4	Limitation on Restricted Payments
5.5	Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Stock
5.6	Limitation on Liens
5.7	Limitation on Sale of Assets
5.8	Limitation on Capital Expenditures
5.9	Intentionally Omitted
5.10	Fiscal Years
5.11	Intentionally Omitted
5.12	Stay, Extension and Usury Laws.
5.13	Corporate Existence; Merger; Successor Corporation.
5.14	Limitation on the Businesses of the Issuer
5.15	Taxes
5.16	Investment Company Act
5.17	Ownership of Subsidiaries
5.18	Employee Plans
5.19	Inconsistent Agreements
5.20	Compliance with Laws; Maintenance of Licenses
5.21	Inspection of Properties and Records
5.22	Board of Director Observation Rights
5.23	Maintenance of Office or Agency
5.24	Private Placement Number
5.25	Information to Prospective Purchasers
5.26	Impairment of Security Interest

SECTION 6. REDEMPTION

6.1	Mandatory Redemption
6.2	Selection of Notes to Be Redeemed
6.3	Notice of Redemption
6.4	Effect of Notice of Redemption
6.5	Payment of Redemption Price

SECTION 7. DEFAULTS AND REMEDIES

7.1	Events of Default
7.2	Acceleration of Notes: Remedies
7.3	Other Remedies
7.4	Waiver of Past Defaults
7.5	Rights of Holders to Receive Payment
7.6	Undertaking for Costs

SECTION 8. AMENDMENTS AND WAIVERS

8.1	With Consent of Holders
8.2	Revocation and Effect of Consents

ii

8.3	Notation on or Exchange of Notes
8.4	Payment of Expenses
8.5	Waiver of Defaults Occurring Prior to the Closing; Release of Claims

SECTION 9. DEFINITIONS

9.1	Definitions.
9.2	Rules of Construction

SECTION 10. MISCELLANEOUS

10.1	Notices.
10.2	Successors and Assigns
10.3	Counterparts
10.4	Headings
10.5	Governing Law: Submission to Jurisdiction
10.6	Entire Agreement
10.7	Severability
10.8	Further Assurances
10.9	Disclosure of Financial Information
10.10	Fair Construction

ANNEX A Form of Amended and Restated Note

iii

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

This Amended and Restated Securities Purchase Agreement dated as of September 25, 2003 (this “Agreement”), is entered into by and among Home Asset Management Corp., a Delaware corporation (the “Issuer”), and TCW/Crescent Mezzanine Partners, L.P., TCW/Crescent Mezzanine Trust, TCW/Crescent Mezzanine Investment Partners, L.P., Crescent/Mach I Partners, L.P. and TCW Shared Opportunity Fund II, L.P. (each, a “Purchaser,” and collectively, the “Purchasers”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 9.1.

WHEREAS, the Issuer and the Purchasers are parties to that certain Securities Purchase Agreement, dated as of February 11, 1997, as amended by the Securities Purchase Amendments (the “Original Securities Purchase Agreement”), by and among the Issuer, the Purchasers, MDC Reit Holdings, LLC, a Delaware limited liability company (“Holdings”), and American Residential Investment Trust, Inc., a Maryland corporation (“Amreit”);

WHEREAS, pursuant to the Original Securities Purchase Agreement, the Issuer issued $25,000,000 in aggregate principal amount of its 12% Senior Secured Notes due February 11, 2002, as amended by the Notes Amendments (the “Original Notes”), to the Purchasers;

WHEREAS, the parties to the Original Purchase Agreement entered into Amendment No. 1 to Securities Purchase Agreement, dated as of December 20, 2001, pursuant to which Amreit was removed as a party to the Original Securities Purchase Agreement;

WHEREAS, the Issuer repaid $10,000,000 in aggregate principal amount of the Original Notes in 2001 and, as of the date hereof, the Purchasers collectively hold 100% of the outstanding Original Notes;

WHEREAS, the Original Notes are presently due on February 11, 2004;

WHEREAS, in connection with a proposed restructuring of the Issuer and Holdings, TCW and the holders of the Preferred Stock of the Issuer will contribute their ownership interests in Holdings to the Issuer and Holdings will merge with and into the Issuer, with the Issuer as the surviving entity (collectively, the “Restructuring”); and

WHEREAS, in connection with the Restructuring, the Issuer and the Purchasers desire to amend and restate the Original Securities Purchase Agreement in accordance with the terms herein, and the Issuer desires to pledge the Amreit Stock to secure its obligations under this Agreement.

In consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Issuer agrees and each of the Purchasers agrees, severally but not jointly, as follows:

SECTION 1.                                AMENDMENT AND RESTATEMENT.

1.1                                 Amendment and Restatement of the Notes.

(a)                                  On or before the Closing, the Issuer will have authorized an amendment and restatement of the Original Notes, substantially in the form attached hereto as Annex A (the “Notes”).  The Notes will provide, among other things, that they will from and after the Closing bear interest at a rate of 8% per annum, payable annually, and will be due on December 31, 2004.  At the Closing, in exchange for the Original Notes, the Issuer shall issue to the holders of the Original Notes new certificates representing Notes with a principal amount equal to the outstanding principal amount under the Original Notes plus accrued and unpaid interest as of the date of the issuance of the Notes.

(b)                                 The Notes will include such notations, legends or endorsements set forth thereon or required by law.  The Notes will be in any principal amount.  Subject to Section 1.7, the aggregate principal amount of the Notes outstanding at any one time may not exceed $19,238,904.  The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Agreement and, to the extent applicable, the Issuer and the Purchasers, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby.

1.2                                 Consummation of the Transactions.

(a)                                  Closing.  The consummation of the transactions contemplated by this Agreement (the “Transactions”) shall take place at a closing (the “Closing”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, concurrent with the execution of this Agreement by the parties hereto or such other Business Day as may be agreed upon by the Purchasers and the Issuer (the “Closing Date”).  At the Closing, the parties hereto shall deliver the agreements, documents or instruments specified in Section 2.1.

(b)                                 Fees and Expenses.  Regardless of whether the Transactions are consummated, the Issuer agrees to pay or reimburse all reasonable expenses (other than Taxes) relating to this Agreement, including but not limited to:

(1)                                  each Purchaser’s reasonable expenses incurred in connection with the transactions contemplated by any of the Transaction Documents;

(2)                                  the reasonable fees and other charges and expenses of the Purchasers’ counsel, Skadden, Arps, Slate, Meagher & Flom LLP,

in connection with the Transaction Documents and the transactions contemplated thereby;

(3)                                  the cost of printing, reproducing and delivering to each Purchaser’s home office or the office of such Purchaser’s designee, insured to such Purchaser’s satisfaction, each of the Transaction Documents;

(4)                                  any reasonable fees and expenses (including the reasonable fees and expenses of counsel) in connection with any registration or qualification of the Notes required in connection with the offer and sale of the Notes pursuant to this Agreement under the securities or “blue sky” laws of any jurisdiction requiring such registration or qualification or in connection with obtaining any exemptions from such requirements;

(5)                                  each Purchaser’s expenses (including the reasonable fees and expenses of counsel) relating to any amendment to, or modification or restatement of, or any waiver or consent or preservation of rights under, any of the Documents; and

(6)                                  all other expenses, including without limitation fees and other charges and expenses of counsel and reasonable accountants’ fees incurred by the Issuer or Holdings in connection with the transactions contemplated by any of the Transaction Documents.

The Issuer shall deliver to each of the Purchasers or to such other persons as such Purchaser shall direct, concurrently with the Closing, by intra-bank or Federal funds bank wire transfer of same day funds, payment for any reasonable and documented out-of-pocket expenses for which such Purchaser is entitled to reimbursement pursuant to this Section 1.2(c).

(c)                                  Other Purchasers.  Each Purchaser’s obligations hereunder are subject to the execution and delivery of this Agreement by the other Purchasers listed on the signature pages hereof.  The obligations of each Purchaser shall be several and not joint, and no Purchaser shall be liable or responsible for the acts of any other Purchaser under this Agreement.

1.3                                 Registration of the Notes.

The Issuer shall cause to be kept at its principal office a register for the registration and transfer of the Notes (the “Note Register”).  The names and addresses of the Holders of Notes, the transfer of Notes and the names and addresses of the transferees of the Notes shall be registered in the Note Register.  The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement, and the Issuer shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer so provided in this Section 1.3.  Payment of or on account of the principal and interest on any registered Notes shall be made to or upon the written order of such registered holder.  When Notes are presented to the Issuer, with a request to register the transfer of such Notes or to exchange such Notes for an equal amount of Notes of other authorized denominations, the Issuer shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met.

1.4                                 Delivery Expenses.

If a Holder surrenders any Note to the Issuer for any reason, the Issuer shall pay the cost of delivering to such Holder’s home office or to the office of such Holder’s designee from the Issuer insured to such Holder’s satisfaction, the surrendered Note and each Note issued in substitution, replacement or exchange for, or upon conversion of, the surrendered Note.

1.5                                 Taxes.

(a)                                  The Issuer agrees to (i) pay all Taxes (other than Taxes in the nature of net or gross income, franchise or gift Taxes) and governmental fees in connection with the issuance, sale, delivery or transfer by the Issuer to each Holder of a Note and the execution and delivery of the other Transaction Documents, and (ii) hold such Holder harmless without limitation as to time against any and all liabilities with respect to all such Taxes and fees.  The obligations of the Issuer under this Section 1.5 shall survive the payment or prepayment of the Notes, at maturity, upon redemption or otherwise, and the termination of this Agreement and the other Documents.

(b)                                 The parties acknowledge and agree that (i) the Notes represent indebtedness of the Issuer for Tax purposes, (ii) the fair market value as of the date hereof of the Common Stock issued to the Purchasers in accordance with the Contribution Agreement is equal to the fair market value of the consideration transferred to the Issuer in exchange for such Common Stock, and (iii) there will be no “original issue discount” on the Notes, as determined pursuant to Sections 1271-1275 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.  The parties agree (i) to file all Tax Returns in a manner consistent with this Section 1.5(b), and (ii) not to take any Tax position inconsistent with this Section 1.5(b).

1.6                                 Direct Payment.

(a)                                  The Issuer will pay or cause to be paid all amounts payable with respect to any Note (without any presentment of such Note and without any notation of such payment being made thereon) by crediting (before 12:00 Noon, New York time), by Federal funds bank wire transfer in same day funds to each Holder’s account in any bank in the United States of America as may be designated and specified in writing by such Holder at least two Business Days prior thereto.  Each Purchaser’s initial bank account name and number for this purpose is set forth on the signature pages hereto.

Notwithstanding anything to the contrary contained in the Notes, if any principal amount payable with respect to a Note is payable, at maturity, upon redemption or otherwise, on a Legal Holiday, then the Issuer shall pay such amount on the next succeeding Business Day, and interest shall accrue on such amount until the date on which such amount is paid and payment of such accrued interest shall be made concurrently with the payment of such amount; provided that the Issuer may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due, and no such additional interest shall accrue on such amount.  Notwithstanding anything to the contrary contained in the Notes, if any interest payable with respect to a Note is payable on a Legal Holiday, then the Issuer shall pay such interest on the next succeeding Business Day, and such extension of time shall be included in the computation of the interest payment; provided that the Issuer may elect to pay in full (but not in part) any such interest on the last Business Day prior to the date such payment otherwise would be due, and such diminution in time shall be included in the computation of the interest payment.

1.7                                 Lost, Etc. Notes.

If a mutilated Note is surrendered to the Issuer or if the Holder of a Note claims and submits an affidavit or other evidence, satisfactory to the Issuer to the effect that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue a replacement Note if the customary requirements relating to replacement securities are reasonably satisfied.  If required by the Issuer, such Holder must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Issuer to protect the Issuer from any loss which it may suffer if a Note is replaced.  If any Purchaser or any other institutional Holder (or nominee thereof) is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the unsecured written agreement of such owner reasonably satisfactory to the Issuer to indemnify the Issuer or at the option of the Purchaser, an indemnity bond in the amount of the Note remaining outstanding.

Every replacement Note shall be an obligation of the Issuer.

1.8                                 Indemnification.

In addition to all other sums due hereunder or provided for in this Agreement or any of the other Documents and any and all obligations of the Issuer to indemnify any Purchaser hereunder or under any of the other Documents, the Issuer (the “Indemnifying Party”) hereby agrees, without limitation as to time, to indemnify each Purchaser, each Affiliate of a Purchaser and each director, officer, employee, counsel, agent or representative of such Purchaser and its Affiliates (collectively, the “Indemnified Parties”) against, and hold it and them harmless from, to the fullest extent lawful, all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys’ fees and disbursements) and expenses, including expenses of investigation but excluding Taxes (collectively, “Losses”), incurred by it or them and arising out of or in connection with this Agreement, the other Documents or the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or pursuant hereto or thereto), regardless of whether the Transactions are consummated and regardless of whether any Indemnified Party is a formal party to any proceeding; provided, however, that the Indemnifying Party shall not be liable to any Indemnified Party for any Losses to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or review) that such Losses arose from the gross negligence or willful misconduct of such Indemnified Party, that (a) is independent of any wrongful act by the Indemnifying Party, its Affiliates or any of its representatives and (b) was not taken by such Indemnified Party in reliance upon any of the representations, warranties, covenants or promises of the Issuer made herein (including, without limitation, those incorporated by reference herein) or in the other Documents, including (without limitation) the certificates delivered by the Issuer pursuant hereto or thereto.  The Indemnifying Party agrees to reimburse any Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party (regardless of whether it is or may be ultimately determined that an Indemnified Party is not entitled to indemnification hereunder).  Prior to reimbursing any Indemnified Party for any Losses pursuant to this Section 1.8, the Indemnifying Party may require such Indemnified Party to provide a written undertaking to reimburse the Indemnifying Party if it is finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal or review) that such Indemnified Party was not entitled to indemnification pursuant to this Section 1.8 or otherwise.  The obligations of the Indemnifying Party under this Section 1.8 shall survive the payment or prepayment of the Notes, at maturity, upon acceleration, redemption or otherwise, any transfer of the Notes by any Purchaser and the termination of this Agreement or any of the other Documents.

In addition, the Issuer shall, without limitation as to time, indemnify, reimburse, defend and hold harmless the Indemnified Parties for, from, and against all Losses resulting to, imposed on, or incurred by any of the Indemnified Parties, directly or indirectly, arising out of any of the following:  (i) any pollution or threat to human health or the environment that is related in any way to the management, use, control, ownership or operation of the business or property in connection with the business of the Issuer or any of its Subsidiaries, by the Issuer or such Subsidiary (if any), or any Person for whom the Issuer or such Subsidiary (if any) is or may be responsible by law or contract, including, without limitation, all on-site and off-site activities involving Materials of Environmental Concern, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date; or (ii) any Environmental Claim against any Person whose liability for such Environmental Claim the Issuer or any of its Subsidiaries has assumed or retained either contractually or by operation of law, including but not limited to any pollution or threat to human health or the environment, or any Federal, state, local or foreign approvals.

In case any action, claim or proceeding shall be brought against any Indemnified Party with respect to which indemnity may be sought against the Indemnifying Party hereunder, such Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all fees and expenses incurred in connection with the defense thereof.  The failure to so notify the Indemnifying Party shall not affect any obligation it may have to any Indemnified Party under this Agreement or otherwise, except to the extent that (as finally determined by a court of competent jurisdiction (which determination is not subject to review or appeal)) such failure materially and adversely prejudiced the Indemnifying Party.  Each Indemnified Party shall have the right to employ separate counsel in such action, claim or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each Indemnified Party unless:  (i) the Indemnifying Party has agreed to pay such expenses; or (ii) the Indemnifying Party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include any Indemnified Party and the Indemnifying Party or an Affiliate of the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that either (x) there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party or such Affiliate or (y) a conflict of interest may exist if such counsel represents such Indemnified Party and the Indemnifying Party or its Affiliate; provided that, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel in the circumstances described in clause (i), (ii) or (iii) above, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Parties; provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any local counsel), which counsel shall be designated by such Indemnified Party.  The Indemnifying Party shall not be liable for any settlement of any such action effected without its written consent (which shall not be unreasonably withheld).  The Indemnifying Party agrees that it will not, without the Indemnified Parties’ prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release, in form and substance reasonably satisfactory to the Indemnified Parties, of the Indemnified Parties from all liability and obligation arising therefrom.

If the indemnification provided for in this Section 1.8 is unavailable to, or insufficient to hold harmless, any Indemnified Party in respect of any Losses referred to therein, then the Indemnifying Party shall have an obligation to contribute to the amount paid or payable by such Persons as a result of such Losses in such proportion as is appropriate to reflect the relative fault, as finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal or review), of the Indemnifying Party, its subsidiaries and Affiliates, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations.  The amount paid or payable by any such Person as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in this Section 1.8, any legal or other fees or expenses reasonably incurred by such Person in connection with any investigation, lawsuit or legal or administrative action or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 1.8 were determined by pro rata allocation or solely by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation, in each case, as finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal or review).

1.9                                 Further Actions.

During the period from the date hereof to the Closing Date, the Issuer shall (i) take all actions necessary or appropriate to cause its representations and warranties contained in Section 3 to be true and correct as of the Closing Date (unless stated to refer to another date), both before and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, as if made on and as of such date, and (ii) take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the Transactions, including, without limitation, obtaining all consents and approvals of all Persons and removing all injunctive or other impediments or delays, legal or otherwise, which are necessary to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

SECTION 2.                                CLOSING CONDITIONS.

The obligations of each Purchaser to consummate the Transactions at the Closing shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:

2.1                                 Delivery of the Transaction Documents.

The Issuer shall have delivered to each Purchaser, in form and substance satisfactory to such Purchaser, the following:

(a)                                  The Notes, duly executed by the Issuer, in aggregate principal amount set forth below such Purchaser’s name on the signature pages hereto, in exchange for the Original Notes.

(b)                                 Resolutions of the board of directors of the Issuer, certified by the Secretary or Assistant Secretary of the Issuer, to be duly adopted and in full force and effect on such date, authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and the other Transaction Documents to which the Issuer is a party and the consummation of the transactions contemplated hereby and thereby and (ii) specific officers of the Issuer to execute and deliver this Agreement, the Notes, and any other Transaction Documents to which the Issuer is a party.

(c)                                  Certificates of the Secretary or an Assistant Secretary of the Issuer as to the incumbency and signatures of the officers or representatives of such entity executing any of the Transaction Documents, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(d)                                 True and correct copies of the Assumption Agreement and Amendment to Pledge Agreement and the Amendment to Collateral Agency Agreement.

(e)                                  Such additional information and materials as any Purchaser may reasonably request.

2.2                                 Compliance with Agreements.

The Issuer shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein, in each of the other Transaction Documents and in any other document contemplated hereby or thereby which are required to be performed or complied with by such party on or before the Closing Date.

2.3                                 Completion of Other Transactions.

Simultaneously with or prior to the Closing:

(a)                                  Each of the other Transaction Documents shall have been executed and delivered by each of the parties thereto in form and substance satisfactory to the Purchasers, and such parties shall have consummated the transactions contemplated thereby, in accordance with all applicable laws.

(b)                                 The Restructuring shall have been completed pursuant to the Contribution Agreement and the Restructuring Merger Agreement.

2.4                                 Representations and Warranties.

Unless stated to relate to another date, all of the representations and warranties of the Issuer contained or incorporated by reference herein or in any of the other Transaction Documents shall be true and correct on and as of the Closing Date, both before and after giving effect to the transactions contemplated hereby and by the other Transaction Documents.

2.5                                 No Event of Default.

No event shall have occurred and be continuing, or would result from the consummation of the transactions contemplated to be consummated on or prior to the Closing Date by this Agreement or any of the other Transaction Documents, that constitutes or would constitute a Default or an Event of Default.

2.6                                 Proceedings Satisfactory.

All proceedings taken in connection with the issuance of the Notes, the transactions contemplated hereby and all documents and papers relating thereto, shall be reasonably satisfactory to such Purchaser.  Such Purchaser and its counsel shall have received copies of such documents and papers as they may reasonably request in connection therewith, all in form and substance satisfactory to such Purchaser.

2.7                                 Consents and Permits.

The Issuer shall have received all consents, permits, approvals and authorizations and sent or made all notices, filings, registrations and qualifications as may be required pursuant to any law, statute, regulation or rule (Federal, state, local or foreign) or pursuant to any other agreement, order or decree to which any of them is a party or to which any of them is subject, in connection with the transactions to be consummated on or prior to the Closing Date as contemplated by this Agreement or any of the other Transaction Documents.

2.8                                 No Material Judgment or Order.

There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any agency of the Federal, state or local government that, in the reasonable judgment of any Purchaser or its counsel, would prohibit the consummation of, or materially impair the ability of any party hereto to consummate, the transactions contemplated by this Agreement or any of the other Transaction Documents.

SECTION 3.                                REPRESENTATIONS AND WARRANTIES OF THE ISSUER.

A.                                   Representations and Warranties of the Issuer.  The Issuer represents and warrants on the date hereof and as of the Closing, as follows:

3.1                                 Power and Authority.

The Issuer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.  The Issuer has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Issuer of this Agreement and each of the other Transaction Documents, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of the Issuer, and no other corporate action on the part of the Issuer is necessary to authorize the execution and delivery by the Issuer of this Agreement and the other Transaction Documents or the consummation by it of the transactions contemplated hereby and thereby.

3.2                                 Binding Agreement.

This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Issuer and, assuming due and valid authorization, execution and delivery thereof by the Purchasers and the other parties thereto, each of this Agreement and the other Transaction Documents constitutes a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3                                 Consents and Approvals; No Violations.

Except for the filings, registrations, qualifications, permits, authorizations, notices, consents and approvals (i) expressly contemplated by this Agreement, (ii) as have been already obtained, filed or given on or prior to the Closing Date (and copies of which will be delivered to the Purchasers) and (iii) under Federal and state securities laws which are permitted to be made after the Closing Date and which the Issuer hereby agrees to file within the time period prescribed by applicable law, none of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Issuer, the consummation by the Issuer of any of the transactions contemplated hereby or thereby, or compliance by the Issuer with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Charter Documents of the Issuer, (b) require any filing, registration or qualification with, or permit, authorization, consent or approval of, any governmental entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Issuer is a party), (c) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which the Issuer is a party, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Issuer or any of its properties or assets.

3.4                                 Private Offering.

Assuming the truth and correctness of the representations and warranties set forth in Section 4, the issuance of the Securities hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.  In the case of each offer or issuance of the Notes, no form of general solicitation or general advertising was used by the Issuer or its representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

3.5                                 Brokers.

The Issuer has not dealt with any broker, finder, commission agent or other such intermediary in connection with the issuance of the Notes and the transactions contemplated by this Agreement and the other Transaction Documents, and the Issuer is not under any obligation to pay any broker’s or finder’s fee or commission or similar payment in connection with such transactions.

3.6                                 Representations and Warranties.

All representations and warranties (and the related schedules) of the Issuer contained in any of the other Transaction Documents, each in the form as in effect on the date hereof without amendment or waiver, shall be deemed to constitute representations and warranties of the Issuer under this Agreement with the same force and effect as the representations and warranties expressly set forth herein.  Such representations and warranties are true and correct on the date hereof and will be true and correct as of the Closing Date as if made at and as of such date and are hereby incorporated by reference herein as if made hereby by the Issuer to the Purchasers.  Unless otherwise defined herein, for purposes of this Section 3.6, the definitions contained in each of the other Transaction Documents (insofar as they relate to the representations and warranties incorporated herein) are hereby incorporated by reference herein and made a part hereof.

B.                                     Survival of Representations and Warranties.  All of the representations and warranties of the Issuer hereunder and under the other Transaction Documents shall survive the execution and delivery of the same, any investigation by any Purchaser and the Closing.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER.

Each Purchaser (as to itself only) and each Account Manager (as to the managed accounts of Purchasers) represents and warrants to the Issuer that:

4.1                                 Power and Authority.

Such Purchaser or such Account Manager is an entity duly organized, validly existing and in good standing under the laws of its state of incorporation.  Such Purchaser or such Account Manager has all requisite power and authority to execute and deliver this Agreement, and to consummate the Transactions.  Each Purchaser has taken all actions necessary to authorize it (or, in the case of an Account Manager, such Account Manager is duly authorized by the managed account for which it is acting) to execute, deliver and perform this Agreement and to consummate the Transactions.

4.2                                 Binding Agreement.

This Agreement has been duly executed and delivered by such Purchaser or such Account Manager and, assuming due and valid authorization, execution and delivery thereof by the Issuer, this Agreement constitutes a legal, valid and binding obligation of such Purchaser or such Account Manager, enforceable against such Purchaser or such Account Manager in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3                                 Notes Restricted.

No transfer or sale (including, without limitation, by pledge or hypothecation) of the Notes by any Holder which is otherwise permitted hereunder, other than a transfer or sale to the Issuer, shall be effective unless such transfer or sale is made (a) pursuant to an effective registration statement under the Act and a valid qualification under applicable state securities or “blue sky” laws or (b) without such registration or qualification as a result of the availability of an exemption therefrom and, if reasonably requested by the Issuer, counsel for such Holder shall have furnished the Issuer with an opinion, reasonably satisfactory in form and substance to the Issuer, to the effect that no such registration is required because of the availability of an exemption from the registration requirements of the Securities Act; provided, however, that with respect to transfers by Holders to their Affiliates, no such opinion shall be required.  A transfer made by a Holder which is a state-sponsored employee benefit plan to a successor trust or fiduciary pursuant to a statutory reconstitution shall be expressly permitted and no opinions of counsel shall be required in connection therewith.

Notwithstanding anything to the contrary in this Section 4.4, Crescent/MACH I Partners, L.P. (“MACH I”) and TCW/Crescent Mezzanine Trust (“Crescent Trust”) shall each be permitted to pledge the Notes held by it to a trustee for the benefit of secured noteholders pursuant to documents relating to the financing of MACH I and Crescent Trust, respectively.

SECTION 5.                                COVENANTS.

So long as any of the Notes remain unpaid and outstanding, the Issuer covenants to the Holders of outstanding Notes as follows:

5.1                                 Payment of Notes; Satisfaction of Obligations.

The Issuer shall pay the principal of, and interest on, the Notes on the dates and in the manner provided in the Notes.  To the extent lawful, the Issuer shall pay interest (including interest accruing after the commencement of any proceeding under any Bankruptcy Law) on all unpaid amounts outstanding under the Notes (including overdue installments of principal or interest) at a rate equal to 10% per annum, compounded annually.

5.2                                 Financial Statements and Reports.

(a)                                  The Issuer shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Upon the reasonable request of any Holder, the Issuer shall deliver to each Holder the financial statements and other reports described below:

(1)                                  Quarterly Financials.

As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter (other than the last quarter of any fiscal year), the Issuer shall deliver:  (A) the consolidated balance sheet of the Issuer and its Subsidiaries (if any) as at the end of such fiscal quarter and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the consolidated plan and financial forecast for the current fiscal year delivered pursuant to subsection 5.2(a)(3)(iv) of this Section 5.2, all in reasonable detail and certified by the chief financial officer of the Issuer that they present fairly the consolidated financial condition of the Issuer and its Subsidiaries (if any) as at the dates indicated and the results of their operations, shareholders’ equity and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (B) a schedule of the outstanding Indebtedness for borrowed money of the Issuer and its Subsidiaries (if any) describing in reasonable detail each such debt issue or loan outstanding and the principal amount (excluding original issue discount) and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(2)                                  Year-End Financials.

As soon as available and in any event within ninety (90) days after the end of each fiscal year, the Issuer shall deliver:  (A) the consolidated balance sheet of the Issuer and its Subsidiaries (if any) as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows of the Issuer and its Subsidiaries (if any) for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year and the corresponding figures from the consolidated plan and financial forecast delivered pursuant to subsection 5.2(a)(3)(iv) of this Section 5.2 for the fiscal year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of the Issuer that they present fairly the consolidated financial condition of the Issuer and its Subsidiaries (if any) as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (B) a schedule of the outstanding Indebtedness for borrowed money of the Issuer and its Subsidiaries (if any) describing in reasonable detail each such debt issue or loan outstanding and the principal amount (excluding original issue discount) of accrued and unpaid interest with respect to each such debt issue or loan, and (C) in the case of such consolidated financial statements, a report thereon of the Independent Auditors, which report shall be unqualified, shall express no doubts about the ability of the Issuer and its Subsidiaries (if any) to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of the Issuer and its Subsidiaries (if any) as of the dates indicated and the results of their operations, shareholders’ equity and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such Independent Auditors in connection with such consolidated financial statements has been made in accordance with United States generally accepted auditing standards.

(3)                                  Other Information.

(i)                                     Promptly upon receipt thereof, copies of all reports submitted to the management of the Issuer by independent public accountants, whether in connection with each annual, interim or special audit of the consolidated financial statements of the Issuer made by such accountants or otherwise, including the management letter submitted by such accountants to management in connection with their annual audit;

(ii)                                  Copies of all material reports, letters and other correspondence from local, state or Federal regulatory or other agencies relating to business, licenses or operating contracts of the Issuer or any of its Subsidiaries;

(iii)                               Notice to each Holder of (i) any violation of or noncompliance with any Environmental Laws that could reasonably be expected to have a Material Adverse Effect, (ii) any communication (written or oral) or Environmental Claim, whether from a governmental authority, citizens group, employee or otherwise, alleging that the Issuer is not in compliance with any Environmental Law or asserting liability of the Issuer for contamination from or as a result (directly or indirectly) of any Materials of Environmental Concern, which noncompliance or liability could reasonably be expected to have a Material Adverse Effect or (iii) any releases or threatened releases (including, without limitation, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, on-site or offsite) of any Materials of Environmental Concern for which the Issuer could be held liable, either in fact or by law, which releases could reasonably be expected to have a Material Adverse Effect;

(iv)                              A consolidated plan and financial forecast for the Issuer and its Subsidiaries (if any) to be delivered to the Holders on or prior to December 1 of the year preceding the year to which such consolidated plan and financial forecast relates, in the same form as such consolidated plan and financial forecast is delivered to the members of the board of directors of the Issuer; and

(v)                                 Copies of such other information and data with respect to the Issuer or any of its Subsidiaries as from time to time may be reasonably requested by any Holder.

(b)                                 Each financial statement delivered pursuant to Section 5.2(a)(1) (Quarterly Financials) or Section 5.2(a)(2) (Year-End Financials) shall be in a form reasonably acceptable to each Purchaser and, in the case of financial statements delivered pursuant to Section 5.2(a)(1) or Section 5.2(a)(2), shall be accompanied by a brief narrative description of business and financial trends and developments material to the Persons included in such financial statements and significant transactions that have occurred in the appropriate period or periods covered thereby.

(c)                                  The Issuer shall cause each of the Independent Auditors who perform audits of the financial statements of the Issuer, to provide a letter to each of the Holders, reasonably satisfactory to each such Holder, stating that such Holder shall be entitled to rely upon each certification by such Independent Auditors of the consolidated financial statements of the Issuer.  The Issuer shall also provide each of such Independent Auditors with instructions that they may communicate directly with each Holder.

5.3                                 Compliance Certificate.

(a)                                  Upon the request of any Holder, the Issuer shall deliver to the Holders, within thirty (30) days after the end of each calendar month, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries (if any) during the preceding month, fiscal quarter or fiscal year, as the case may be, has been made under the supervision of the signing Officers with a view to determining whether the Issuer and its Subsidiaries (if any) have kept, observed, performed and fulfilled their respective obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to his or her knowledge, the Issuer and its Subsidiaries (if any) each has kept, observed, performed and fulfilled each and every covenant contained in this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge) and that to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes are prohibited or if such event has occurred, a description of the event.

(b)                                 So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the financial statements delivered pursuant to Section 5.2(a)(2) shall be accompanied by a written statement of the Independent Auditors that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Issuer or any of its Subsidiaries has violated any provisions of this Agreement or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such Independent Auditors shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)                                  The Issuer shall deliver to the Holders, forthwith upon becoming aware of (i) any Default or Event of Default or (ii) any default or event of default under any other loan agreement, mortgage, indenture or instrument referred to in Section 7.1(f), an Officers’ Certificate specifying in reasonable detail such Default, Event of Default or default or event of default and the nature of any remedial or corrective action the Issuer or its Subsidiaries propose to take with respect thereto.

5.4                                 Limitation on Restricted Payments.

The Issuer shall not, and shall cause each of its Subsidiaries (if any) not to, (a) declare or pay any dividends, either in cash or property, on, or make any distribution to the holders (as such) in respect of, any class of Equity Interest in the Issuer or any of its Subsidiaries (if any), (b) purchase, redeem or otherwise acquire or retire for value any Equity interests of the Issuer or any of its Subsidiaries or any other Affiliate of the Issuer, (c) purchase, redeem, defease or otherwise acquire or retire for value any indebtedness (other than the Notes) that is pari passu with or subordinated to the Notes, or (d) make any Investment, except, in each of the foregoing cases, as specifically permitted by the Issuer’s Charter Documents.

5.5                                 Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Stock.

The Issuer shall not, and shall cause each of its Subsidiaries (if any), including without limitation, upon the creation or acquisition of such Subsidiary, not to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness or issue any Disqualified Stock other than pursuant to this Agreement, the Issuer’s Charter Documents or the Notes.

5.6                                 Limitation on Liens.

The Issuer shall not, and shall cause each of its Subsidiaries (if any) not to, create or suffer to exist any Liens upon any assets of the Issuer or any such Subsidiaries or any shares of capital stock of such Subsidiaries, in each case now owned or hereafter acquired; provided, however, that this Section 5.6 shall not prohibit the creation or continuing existence of any Permitted Lien.

5.7                                 Limitation on Sale of Assets.

The Issuer shall not, and shall cause each of its Subsidiaries (if any) not to, make any Asset Sale.

5.8                                 Limitation on Capital Expenditures.

The Issuer shall not, and shall cause each of its Subsidiaries (if any) not to, make or incur Capital Expenditures in any fiscal year.

5.9                                 Intentionally Omitted.

5.10                           Fiscal Years.

At all times, the Issuer shall maintain, and shall cause each of its Subsidiaries (if any) to maintain, its fiscal year ending on December 31st.

5.11                           Intentionally Omitted.

5.12                           Stay, Extension and Usury Laws.

The Issuer covenants and agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, and will use its best efforts to resist any attempts to claim or take the benefit of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of its obligations under this Agreement or the Notes; and the Issuer (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

5.13                           Corporate Existence; Merger; Successor Corporation.

(a)                                  The Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or other existence and, to the extent it has any Subsidiary, the corporate or other existence of such Subsidiary, in each case, in accordance with the organizational documents and the corporate or other rights (charter and statutory), licenses and franchises of the Issuer and such Subsidiary; provided, however, that the Issuer and its Subsidiaries (if any) shall not be required to preserve any such right, license or franchise, or corporate or other existence, if the board of directors of the Issuer shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries (if any) and that the loss thereof is not adverse in any material respect to any Holder.

(b)                                 The Issuer shall not in a single transaction or through a series of related transactions, (i) consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale or otherwise) all or substantially all of its properties and assets as an entirety or substantially as an entirety to another Person or group of affiliated Persons (unless, in the case of the Amreit Stock, such transfer is effected in accordance with the provisions of the Stockholders Agreement) or (ii) adopt a Plan of Liquidation.

5.14                           Limitation on the Businesses of the Issuer.

The Issuer shall not conduct or operate any business, perform any obligations, hold any assets; provided, however, that the Issuer may own Equity Interests in Amreit; provided, further, however, that the Issuer may (i) exercise any rights or privileges it has by virtue of its ownership of the Equity Interests in Amreit, (ii) enter into, and perform its obligations under, each of the Documents to which it is a party, (iii) pay its Taxes and (iv) otherwise maintain its existence.  At all times, the Issuer shall own directly all the Amreit Shares and shall not distribute, sell, convey, transfer or otherwise dispose of any of the Amreit Stock, except as provided for under the Stockholders Agreement and the Pledge Agreement.

5.15                           Taxes.

The Issuer shall, and shall cause each of its Subsidiaries (if any) to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes levied or imposed upon the Issuer or such Subsidiary, as the case may be, or upon the income, profits or property of the Issuer or such Subsidiary, as the case may be, and (ii) all Taxes, which, if unpaid, would or may by law become a Lien, upon the property of the Issuer or such Subsidiary, as the case may be; provided, however, that neither the Issuer nor any of its Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such Tax, the applicability or validity of which is being contested in good faith by appropriate proceedings which will prevent the forfeiture or sale of any property of the Issuer or such Subsidiary, as the case may be, and for which disputed amounts reserves have been established in accordance with GAAP, in an amount which the Issuer believes in good faith is adequate.

5.16                           Investment Company Act.

The Issuer shall not, and shall cause each of its Subsidiaries (if any) not to, become an investment company subject to registration under the Investment Company Act of 1940, as amended.

5.17                           Ownership of Subsidiaries.

The Issuer shall not create or cause or permit to exist any Subsidiary of the Issuer.

5.18                           Employee Plans.

The Issuer shall not, and shall cause each of its Subsidiaries (if any) not to, create, adopt or approve any Employee Plan.

5.19                           Inconsistent Agreements.

The Issuer shall not, and shall cause each of its Subsidiaries (if any) not to, (a) enter into any agreement or arrangement that is inconsistent with, or would impair the ability of the Issuer or any of its Subsidiaries to fulfill the obligations of the Issuer or any of its Subsidiaries under, this Agreement, or (b) supplement, amend or otherwise modify the terms of their respective Charter Documents if the effect thereof would be materially adverse to the Holders.

5.20                           Compliance with Laws;  Maintenance of Licenses.

The Issuer shall, and shall cause each of its Subsidiaries (if any) to, comply with all statutes, ordinances, governmental rules and regulations, judgments, orders and decrees (including all Environmental Laws) to which any of them is subject, and maintain, obtain and keep in effect all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses, except to the extent that the failure to so comply or maintain, obtain and keep in effect could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.21                           Inspection of Properties and Records.

The Issuer shall allow, and shall cause each of its Subsidiaries (if any) to allow, each Purchaser and each Holder of at least $5,000,000 in aggregate principal amount of the Notes or, in the event there is no Holder of at least $5,000,000 in aggregate principal amount of the Notes, each Purchaser and the Holder who holds the greatest aggregate principal amount of the Notes (and so long as a Default or an Event of Default has occurred and is continuing, each Purchaser and Holder) (or, in each case, such Persons as any of them may designate) (individually and collectively, “Inspectors”), subject to appropriate agreements as to confidentiality, (a) to visit and inspect any of the properties of the Issuer or any of its Subsidiaries, (b) to examine all their books of account, records, reports and other papers and to make copies and extracts therefrom, (c) to discuss their respective affairs, finances and accounts with their respective officers and employees and (d) to discuss the financial condition of the Issuer and its Subsidiaries (if any) with their independent accountants upon reasonable notice to the Issuer of its intention to do so and so long as the Issuer shall be given the reasonable opportunity to participate in such discussions (and by this provision the Issuer authorizes said accountants to have such discussions with the Inspectors).  All such visits, examinations and discussions set forth in the preceding sentence shall be at such reasonable times and as often as may be reasonably requested; provided that unless a Default or an Event of Default shall have occurred and be continuing such visits shall be limited to one per calendar quarter.  If a Default or an Event of Default shall have occurred and be continuing, the Issuer shall pay or reimburse all Inspectors for expenses that such Inspectors may reasonably incur in connection with any such visitations or inspections.

5.22                           Board of Director Observation Rights.

In the event no member of the board of directors of the Issuer is nominated or appointed by the Purchasers or their Affiliates, each of the Purchasers shall have the right to have one representative present (whether in person or by telephone) at all meetings of the boards of directors (and committees thereof) of the Issuer; provided that such representative shall not be entitled to vote at such meetings.  The Issuer shall send to each such representative all of the notices, information and other materials that are distributed to the members of the board of directors of the Issuer, and shall provide the Purchasers with a notice and agenda of each meeting of the board of directors (and committees thereof) of the Issuer at the same time as delivered to the members of such board of directors; provided, however, that upon the request of any such representative, the Issuer shall refrain from sending such notices, information and other materials for so long as such representative shall request.  Such Purchasers shall provide notice to the Issuer of the identity and address of, or any change with respect to the identity or address of, such representative.  The Issuer shall reimburse the Purchasers for the reasonable out-of-pocket expenses of one such representative incurred in connection with the attendance at such meetings.

5.23                           Maintenance of Office or Agency.

The Issuer shall maintain (a) an office or agency in the Borough of Manhattan, The City of New York where the Notes may be presented for payment; (b) an office or agency where the Notes may be presented for registration and transfer and for exchange as provided in this Agreement; and (c) an office or agency where notices and demands to or upon the Issuer in respect of the Notes may be served.  The location of such office or agency initially shall be as set forth on Schedule 5.23.  The Issuer shall give to each Holder written notice of any change of location thereof.

5.24                           Private Placement Number.

The Issuer consents to the filing of copies of this Agreement with Standard & Poor’s Corporation, or such other organization acceptable to the Purchasers, to obtain a private placement number and with the National Association of Insurance Commissioners.

5.25                           Information to Prospective Purchasers.

The Issuer shall, upon the request of any Purchaser or subsequent Holder, deliver to such Purchaser or such Holder and any prospective purchaser designated by such Purchaser or such Holder promptly following the request of such Purchaser or such Holder or such prospective purchaser such information which such Purchaser or such Holder or such prospective purchaser may reasonably request in order to comply with the information requirements of Rule 144A.

5.26                           Impairment of Security Interest.

The Issuer shall not, and shall cause each of its Subsidiaries (if any) not to, take any action that would have the result of impairing the security interests created pursuant to the Pledge Agreement, unless such action is permitted thereby.

SECTION 6.                                REDEMPTION.

6.1                                 Mandatory Redemption.

(a)                                  The Issuer shall redeem the Notes, or a portion thereof, in accordance with the terms and conditions provided herein and in Section 4 of the Notes.

(b)                                 Within four Business Days after (i) the date on which any or all of the shares of the Amreit Stock are sold, transferred, conveyed or otherwise disposed of or (ii) the consummation of any Asset Sale permitted by the Majority Holders, the Issuer shall apply the Net Proceeds thereof to the redemption, pursuant to this Section 6, of such principal amount of the Notes as the Purchasers may determine in their sole discretion.  The redemption price for Notes that the Issuer is required to redeem pursuant to this Section 6.1(b) shall be equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to (and including) the Redemption Date.

6.2                                 Selection of Notes to Be Redeemed.

If fewer than all of the Notes are to be redeemed, the Issuer shall redeem the Notes pro rata, in such manner as complies with applicable legal requirements, if any.  The Issuer may select for redemption any portions of the principal of Notes.  Provisions of this Agreement that apply to Notes called for redemption also apply to portions of Notes called for redemption.

6.3                                 Notice of Redemption.

At least thirty (30) days but not more than sixty (60) days before a Redemption Date, the Issuer shall mail a notice of redemption (“Notice of Redemption”) by first-class mail to each Holder whose Notes are to be redeemed at such Holder’s registered address; provided, however, that in the case of a redemption of Notes required pursuant to Section 6.1(c), the Issuer shall not be required to mail the relevant Notice of Redemption prior to two (2) days before the relevant Redemption Date.  Each Notice of Redemption shall identify the Notes to be redeemed and shall state:

(a)                                  the Redemption Date;

(b)                                 the Redemption Price;

(c)                                  the name and address of the Issuer;

(d)                                 that Notes called for redemption must be surrendered to the Issuer to collect the Redemption Price;

(e)                                  that, unless the Issuer defaults in making the Redemption Price, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Issuer of the Notes redeemed;

(f)                                    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued;

(g)                                 if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion(s) thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Note(s) to be outstanding after such partial redemption; and

(h)                                 the paragraph of the Notes pursuant to which the Notes are to be redeemed.

6.4                                 Effect of Notice of Redemption.

Once Notice of Redemption is mailed in accordance with Section 6.3 above, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price.  Upon surrender to the Issuer, such Notes called for redemption shall be paid at the Redemption Price.

6.5                                 Payment of Redemption Price.

On presentation and surrender of any Notes with respect to which a Notice of Redemption has been given, at a place of payment specified in such notice, such Notes or specified portions thereof shall be paid and redeemed by the Issuer at the applicable Redemption Price.

If, on or prior to the Redemption Date, the Issuer deposits in a segregated account or otherwise sets aside funds sufficient to pay the Redemption Price of the Notes called for redemption, then, unless the Issuer defaults in the payment of such Redemption Price, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, regardless of whether such Notes are presented for payment.

SECTION 7.                                DEFAULTS AND REMEDIES.

7.1                                 Events of Default.

An “Event of Default” occurs if:

(a)                                  the Issuer defaults in the payment of the principal of any Note when the same becomes due and payable at maturity, upon redemption or otherwise;

(b)                                 the Issuer defaults in the payment of interest on any Note or any other amount payable hereunder when the same becomes due and payable and the Default continues for a period of five (5) days;

(c)                                  the Issuer fails to comply with any of the agreements, covenants, or provisions of this Agreement or the Notes and the Default continues for the period and after the notice specified below;

(d)                                 if any of the representations or warranties of the Issuer made in this Agreement (including those representations and warranties incorporated by reference herein) are untrue in any respect, the result of which could reasonably be expected to have a Material Adverse Effect;

(e)                                  if the Issuer sells, transfers or otherwise disposes of any Equity Interests in Amreit, other than such sales, transfers or dispositions in accordance with the provisions of the Stockholders Agreement;

(f)                                    if the Issuer fails to sell, transfer or otherwise dispose of any Equity Interests in Amreit in the manner of, and within five (5) Business Days after, TCW’s request (made in accordance with the Stockholders Agreement) to the Issuer that such Equity Interests be sold, transferred or otherwise disposed of;

(g)                                 if (i) the Issuer or any of its Subsidiaries defaults in the payment of principal or interest payments under any loan agreement, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any other indebtedness of the Issuer or any of its Subsidiaries for borrowed money (or the payment of which is guaranteed by the Issuer or any of its Subsidiaries), whether such indebtedness or guarantee now exists or shall be created hereafter, and the principal amount of such indebtedness, together with the principal amount of any other such indebtedness for which there is a default in the payment of interest or principal, aggregates $1,000,000 or more, or (ii) an event of default occurs under any loan agreement, note, mortgage, indenture or instrument which shall represent a default in payment upon final maturity or otherwise result in the acceleration of such indebtedness prior to its expressed maturity and the principal amount of such indebtedness, together with the principal amount of any other such indebtedness with respect to which there has been a default in payment upon final maturity or the maturity of which has been so accelerated and has not been paid, aggregates $1,000,000 or more;

(h)                                 a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Issuer or any of its Subsidiaries and such remains undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days, provided that the aggregate of all such judgments exceeds $1,000,000;

(i)                                     the filing by the Issuer or any of its Subsidiaries (any such person, a “Debtor”) of a petition commencing a voluntary case under section 301 of title 11 of the United States Code, or the commencement by a Debtor of a case or proceeding under any other Bankruptcy Law seeking the adjustment, restructuring, or discharge of the debts of such Debtor, or the liquidation of such Debtor, including without limitation the making by a Debtor of an assignment for the benefit of creditors; or the taking of any corporate action by a Debtor in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

(j)                                     the filing against a Debtor of a petition commencing an involuntary case under section 303 of title 11 of the United States Code, with respect to which case (a) such Debtor consents or fails to timely object to the entry of, or fails to seek the stay and dismissal of, an order of relief, (b) an order for relief is entered and is pending and unstayed on the 60th day after the filing of the petition commencing such case, or if stayed, such stay is subsequently lifted so that such order for relief is given full force and effect, or (c) no order for relief is entered, but the court in which such petition was filed has not entered an order dismissing such petition by the 60th day after the filing thereof; or the commencement under any other Bankruptcy Law of a case or proceeding against a Debtor seeking the adjustment, restructuring, or discharge of the debts of such Debtor, or the liquidation of such Debtor, which case or proceeding is pending without having been dismissed on the 60th day after the commencement thereof;

(k)                                  the entry by a court of competent jurisdiction of a judgment, decree or order appointing a receiver, liquidator, trustee, custodian or assignee of a Debtor or of the property of a Debtor, or directing the winding up or liquidation of the affairs or property of a Debtor, and (i) such Debtor consents or fails to timely object to the entry of, or fails to seek the stay and dismissal of, such judgment, decree, or order, or (ii) such judgment, decree or order is in full force and effect and is not stayed on the 60th day after the entry thereof, or, if stayed, such stay is thereafter lifted so that such judgment, decree or order is given full force and effect;

(l)                                     any member of the controlled group of which the Issuer is a member shall, directly or indirectly, (i) terminate any employee pension benefit plan subject to Title IV of ERISA and as a result of such termination the Issuer and its Subsidiaries, collectively, would incur any liability or (ii) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any multiemployer plan if as a result of such withdrawal (within the meaning of Section 4201 of ERISA) the Issuer and its Subsidiaries, collectively, would incur any liability; and

(m)                               the Pledge Agreement shall be amended, modified or supplemented or shall for any reason cease to be, or be asserted in writing by any responsible officer of the Issuer or any of its Subsidiaries not to be, in full force and effect or enforceable in accordance with its terms or shall cease to give, directly or indirectly, the Collateral Agent or the Holders the benefits, liens, rights, powers and privileges purported to be created thereby, including, without limitation, a perfected security interest in the Pledged Stock (as defined in the Pledge Agreement) in accordance with the terms thereof;

The term “Bankruptcy Law” means title 11, U.S.  Code or any similar Federal or state law for the relief of debtors.

A Default under clause (c) of this Section 7.1 shall be an Event of Default without any notice or passage of time, except that such a Default that results from a breach of Section 5.1, 5.2, 5.3, 5.12, 5.16, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24, 5.25 or 5.26 shall not be an Event of Default until the Majority Holders notify the Issuer of the Default and the Issuer does not cure the Default within 30 days after receipt of the notice.  A Default under clauses (e) or (f) of this Section 7.1 or clause (g) of this Section 7.1 (other than a Default resulting from the acceleration of any indebtedness described therein, which Default shall be an Event of Default without the notice specified in this paragraph) shall not be an Event of Default until the Majority Holders notify the Issuer of the Default.  Each notice referred to in this paragraph must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

7.2                                 Acceleration of Notes:  Remedies.

Subject to the following paragraph, if an Event of Default (other than an Event of Default specified in clause (i), (j) or (k) of Section 7.1) occurs and is continuing, the Majority Holders, by notice to the Issuer, may declare the unpaid principal of and any accrued interest on all the Notes to be due and payable, and immediately upon such declaration, the principal and interest shall be due and payable.  If an Event of Default specified in clause (i), (j) or (k) of Section 7.1 occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Holder.

The Majority Holders, by notice to the Issuer, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

7.3                                 Other Remedies.

If an Event of Default occurs and is continuing, Holders of the Notes may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes, this Agreement or any other Documents.

A delay or omission by any Holder of any Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

7.4                                 Waiver of Past Defaults.

The Majority Holders, by notice to the Issuer, may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on any Notes.

7.5                                 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

7.6                                 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

SECTION 8.                                AMENDMENTS AND WAIVERS.

8.1                                 With Consent of Holders.

The Issuer, when authorized by a resolution of the board of directors of the Issuer, with the written consent of the Majority Holders, may amend, modify or restate this Agreement or the Notes, provided that each Holder shall have received prior notice of such proposed amendment.  The Majority Holders may waive compliance by the Issuer with any provision of this Agreement or the Notes, provided that each Holder shall have received prior notice of such proposed amendment.  Without the consent of each Holder affected, however, no amendment or waiver may (with respect to any Notes held by a nonconsenting Holder of Notes):

(a)                                  reduce the principal amount of Notes whose Holders must consent to an amendment or waiver of any provision of this Agreement or the Notes;

(b)                                 reduce the principal of, or change the fixed maturity of, any Note, alter the provisions with respect to the redemption of Notes, or reduce the purchase price payable in connection with repurchases of the Notes pursuant to Section 5.11;

(c)                                  reduce the rate of or change the time for payment of interest on any Note;

(d)                                 waive a Default or Event of Default in the payment of principal of, or interest on. the Notes or that resulted from a failure to comply with Section 5.11 (except a rescission of acceleration of the Notes by the Majority Holders and a waiver of the payment default that resulted from such acceleration);

(e)                                  make the principal of, or the interest on, any Note payable in any manner other than that stated in this Agreement and the Notes;

(f)                                    make any change in the provisions of this Agreement relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest on. the Notes;

(g)                                 waive a redemption payment with respect to any Note; or

(h)                                 make any change in the foregoing amendment and waiver provisions.

It shall not be necessary for the consent of the Holders under this Section 8 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment or waiver under this Section 8 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment or waiver.  Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or waiver.

In connection with any amendment under this Section 8, the Issuer may offer, but shall not be obligated to offer, to any Holder who consents to such amendment or waiver, consideration for such Holder’s consent.

8.2                                 Revocation and Effect of Consents.

Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to its or his Note or portion of its or his Note by notice to the Issuer received before the date on which the Majority Holders have consented (and not theretofore revoked such consent) to the amendment or waiver.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment or waiver, which record date shall be at least thirty (30) days prior to the first solicitation of such consent.  If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to revoke any consent previously given, regardless of whether such persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than ninety (90) days after such record date.

After an amendment or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (h) of Section 8.1, in which case, the amendment or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent or amendment, Notes owned by the Issuer or any Affiliate of the Issuer (other than the Purchasers) shall be considered as though not outstanding.

8.3                                 Notation on or Exchange of Notes.

If an amendment or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Issuer so that it may place an appropriate notation on the Note about the changed terms and return it to the Holder.

8.4                                 Payment of Expenses.

The Issuer agrees to pay or reimburse each Purchaser’s out-of-pocket expenses (including the reasonable fees and expenses of counsel but excluding Taxes) relating to any amendment or modification of, or any waiver or consent under, this Agreement, the Notes and any other Documents.

8.5                                 Waiver of Defaults Occurring Prior to the Closing; Release of Claims.

For purposes of clarification, notwithstanding anything to the contrary, each Purchaser, by executing this Agreement, waives the Issuer’s compliance with, and such Purchaser’s rights and remedies under, the provisions of the Original Securities Purchase Agreement with respect to any and all Defaults or Events of Default that may, or may be deemed to, exist prior to the Closing.  This Section 8.5 shall not, in any way, be deemed to be a waiver of any interest payment due on any Note from and after the Closing, nor is it to be construed as a waiver of the Issuer’s obligation to repay the principal of the Notes on the Maturity Date in accordance with their terms.  In consideration of the Purchasers’ agreement in this Section 8.5, the Issuer hereby irrevocably releases and forever discharges each Purchaser and its Affiliates, successors, assigns, directors, officers, employees, agents, consultants, attorneys, auditors and accountants (each, a “Released Person”) of and from all damages, losses, claims, demands, liabilities, obligations, actions and causes of action whatsoever that the Issuer may have, arising as of or prior to the Closing, against such Purchaser or any Released Person on account of or in any way touching, concerning, arising out of or founded upon the Original Securities Purchase Agreement, the Original Notes, the Issuer Pledge Agreement and the Collateral Agency Agreement.

SECTION 9.                                DEFINITIONS.

9.1                                 Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Account Manager” means each Purchaser, if any, duly authorized to act as attorney in-fact on behalf of any Person in purchasing or holding, in the name of and using funds provided by such Person, the Notes hereunder.

“Affiliate” means, with respect to any referenced Person, a Person (i) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such referenced Person, (ii) that directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of the combined voting power of the total Voting Securities of such referenced Person or (iii) of which 10% or more of the combined voting power of the total Voting Securities directly or indirectly through one or more intermediaries is beneficially owned or held by such referenced Person or a Subsidiary of such referenced Person.  For purposes of this definition, “control” when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Securities, by agreement or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning given to such term in the preamble.

“Amreit” means American Residential Investment Trust, Inc., a Maryland corporation, and any successor thereto.

“Amreit Stock” means all of the shares of the common stock, par value $0.01 per share, of Amreit owned by the Issuer and which have been pledged by the Issuer to secure the Issuer’s obligations under the Notes.

“Amendment to Collateral Agency Agreement” means that Amendment No. 1 to the Collateral Agency Agreement, dated as of the date hereof, by and between the Issuer, the Purchasers (as beneficiaries) and the Collateral Agent.

“Asset Sale” means (i) the sale, lease, conveyance or other disposition of assets (including by way of a sale-and-leaseback) of the Issuer or any of its Subsidiaries or (ii) the issuance or sale of Equity Interests of any of the Subsidiaries of the Issuer to any Person other than the Issuer, in the case of either clause (i) or (ii) above, whether in a single transaction or a series of related transactions; provided, however, that the sale, conveyance or other disposition of the Amreit Stock in accordance with the provisions of the Stockholders Agreement shall not be deemed to be an “Asset Sale” for purposes of this Agreement.

“Bankruptcy Law” has the meaning given to such term in Section 7.1.

 “Business Day” means any day which is not a Legal Holiday.

“Capital Expenditures” means, without duplication, for any Person for any period, the aggregate of all expenditures including deposits (whether paid in cash or property or accrued as liabilities and including the aggregate amount of all principal payments due for the entire term of all Capital Leases that are required to be capitalized on the balance sheet) made by such Person that, in conformity with GAAP, are required to be included in the property, plant, equipment, or similar fixed asset account.

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including without limitation all common stock and preferred stock.

“Capitalized Lease Obligation” means, with respect to any Person for any period, any obligation of such Person to pay rent or other amounts under a Capital Lease; the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Charter Documents” of any Person means the articles of organization, articles of incorporation, certificate of incorporation, bylaws, declaration of trust, trust agreement, certificate of formation, limited liability company agreement, certificate of limited partnership, limited partnership agreement and any other organizational document, each as amended or restated (or both) to date, of such Person.

“Closing” has the meaning given to such term in Section 1.2(a).

“Closing Date” has the meaning given to such term in Section 1.2(a).

“Collateral Agency Agreement” means the Collateral Agency Agreement dated as of February 11, 1997, by and among the Issuer, Holdings, the Purchasers, as beneficiaries, and Bankers Trust Company, a New York banking corporation, as collateral agent.

“Collateral Agent” means the collateral agent under the Collateral Agency Agreement.

“Common Stock” means the Issuer’s common stock, par value $.0001 per share, Class A common stock, par value $.0001 per share, and Class B common stock (if any), par value $.0001 per share.

“consolidated” when used with reference to any accounting term, means the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

“Contribution Agreement” means the Contribution Agreement, made and entered into as of September 24, 2003, by and among TCW, holders of the Preferred Stock,  the Issuer and Holdings.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

“Documents” means the Transaction Documents, the Collateral Agency Agreement, the Stockholders Agreement and the Registration Rights Agreement, collectively, or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them or any of the transactions contemplated hereby or thereby.

“Employee Plan” shall mean (a) each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (b) each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); (c) each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); and (d) each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Issuer or by any ERISA Affiliate, or to which the Issuer or an ERISA Affiliate is party, whether written or oral, for the benefit of any director, employee or former employee of the Issuer or any of its Subsidiaries.

“Environmental Claim” means any claim, action, cause of action, investigation of which the Issuer, including any of its employees, are aware, or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, regardless of whether owned or operated by the Issuer, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity Interest” means (a) with respect to a corporation, any and all Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable or exercisable for, Capital Stock) and (b) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in any such Person.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or law thereto.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Issuer would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Event of Default” has the meaning given to such term in Section 7.1.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such on the Closing Date by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial conditions, and the results of operations, shareholders’ equity and cash flows, of the Issuer and its consolidated subsidiaries (if any).  In the event that any Accounting Change (as defined below) shall occur and such change would result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Issuer shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that after such amendment has been executed and delivered the criteria for the Issuer’s compliance with this Agreement shall be as nearly as practicable the same after such Accounting Change as they were prior to such Accounting Change having been made. Until such time as such an amendment shall have been executed and delivered by the Issuer and the Majority Holders, all financial covenants, standards and terms in this Agreement shall continue to be calculated and construed as if such Accounting Change had not occurred.  “Accounting Change” means any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC (or successors thereto or agencies with similar functions). That certain terms or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

“Government Body” means any Federal, state, local or foreign governmental authority or regulatory body, any subdivision, agency, commission or authority thereof or any quasi-governmental or private body exercising any governmental regulatory authority thereunder and any Person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi-judicial tribunal.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, in each case, designed to protect such Person against fluctuations in interest rates and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” or “Holders” means each Purchaser (so long as it holds any Note) and any other holder of any of the Notes.

“Holdings” has the meaning given to such term in the preamble hereof.

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, the following:

(a)                                  all obligations for borrowed money;

(b)                                 all obligations evidenced by bonds, debentures, notes or other similar instruments;

(c)                                  all obligations to pay the deferred purchase price of property or services (except Trade Payables, accrued commissions and other similar accrued current liabilities in respect of such obligations, in any case, not overdue, arising in the ordinary course of business);

(d)                                 all Capitalized Lease Obligations;

(e)                                  all obligations or liabilities of others secured by a lien on any asset owned by such Person or Persons regardless of whether such obligation or liability is assumed;

(f)                                    all obligations of such Person or Persons, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances;

(g)                                 all Hedging Obligations; and

(h)                                 all guaranties.

“Independent Auditors” means the independent certified public accountants of recognized national standing selected by the Issuer.

“Inspectors” has the meaning given to such term in Section 5.21.

“Investment” means, with respect to any Person, any direct, indirect or beneficial investment by such Person, whether by means of share purchase, loan, advance, extension of credit (other than accounts receivable and trade credits arising in the ordinary course of business), capital contribution or otherwise, in or to any other Person, the guaranty by such Person of any Indebtedness of any other Person or the subordination of any claim against any other Person to other Indebtedness of such other Person.

“Issuer” has the meaning given to such term in the preamble hereof.

“Issuer Pledge Agreement” means the Pledge Agreement, dated as of February 11, 1997, between the Issuer, as pledgor, and the Collateral Agent, as pledgee, as may be amended, modified and restated from time to time.

“Legal Holiday” means a Saturday, Sunday or day on which banks and trust companies in the principal place of business of the Issuer or in New York are not required to be open.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in a charge against real or personal property, or security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Majority Holders” means, at any time, the Holder or Holders of at least a majority in aggregate principal amount of the then outstanding Notes.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Issuer or (b) a material adverse effect on the ability of the Issuer to perform its obligations under this Agreement or any of the other Transaction Documents or of any Purchaser or Holder to enforce or collect any of the obligations hereunder or thereunder.  In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, industrial, toxic or hazardous wastes, substances or constituents, petroleum and petroleum products (or any by-product or constituent thereof), asbestos or asbestos-containing materials, or PCBs.

“Maturity Date” means December 31, 2004.

“Net Proceeds” means, with respect to any sale or other disposition of any assets, (a) cash received by the Issuer or any of its Subsidiaries from such sale or other disposition and (b) promissory notes received by the Issuer or any of its Subsidiaries from such sale or other disposition upon the liquidation or conversion of such notes into cash, in each case after (i) provision for all Taxes measured by or resulting from such sale or other disposition, (ii) payment of all brokerage commissions and other fees and expenses related to such sale or other disposition, and (iii) amounts applied to repayment of Indebtedness secured by a Lien on the asset sold or disposed.

“Note Register” has the meaning given to such term in Section 1.3.

“Notes” has the meaning given to such term in Section 1.1.

“Notes Amendments” means, collectively, (a) Amendment to 12% Senior Secured Notes, dated March    , 2002, executed by the Company and Holdings, and (b) Amendment to 12% Senior Secured Notes, dated February 10, 2003, executed by the Company and Holdings.

“Notice of Redemption” has the meaning given to such term in Section 6.3.

“Obligations” means, with reference to any Indebtedness, any principal of, premium, interest, penalties, fees and other liabilities payable from time to time and obligations performable under the documentation governing such Indebtedness.

“Officer” of a Person mean its Chairman of the Board, Chief Executive Officer, President, Treasurer, any Vice President, Secretary or any Assistant Secretary.

“Officers’ Certificate” means a certificate signed by any two Officers, one of whom must be the Chairman of the Board, the Chief Executive Officer, the President, the Treasurer or a Vice President of the Issuer.

“Permitted Liens” means with respect to any Person:  (a) Liens incurred or deposits made by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or Liens incurred or good faith deposits made in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or Liens incurred or deposits made to secure public or statutory obligations of such Person or deposits of cash or United States Government bonds made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which such Person is a party, or deposits made as security for contested taxes or import duties or for the payment of rent, in each case in the ordinary course of business; (b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens or Liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting appeal or other proceedings for review and which do not constitute an Event of Default under Section 7.1(g); provided that, in each case, such appeal or other proceeding is being made in good faith and with respect to which reserves or other appropriate provisions are being made in accordance with GAAP; (c) Liens securing the payment of Taxes which are not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, with respect to which reserves or other appropriate provisions are being maintained in accordance with GAAP; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (e) minor survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) purchase money Liens upon or in any real or personal property (including fixture and other equipment) acquired or held by the Issuer or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness permitted hereunder and incurred solely for the purpose of financing the acquisition of such property, or Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition), provided that (i) no such Lien shall extend to or cover any property other than the property being acquired and (ii) any such Indebtedness would be permitted to be incurred under this Agreement; and (g) any Liens created pursuant to the Pledge Agreement.

“Person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Plan of Liquidation” means, with respect to any Person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (regardless of whether substantially contemporaneously, in phases or otherwise) (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

“Pledge Agreement” means the Pledge Agreement, dated as of February 11, 1997, between Holdings, as pledgor, and the Collateral Agent, as pledgee, as may be amended, modified and restated from time to time.

“Preferred Stock” means the Issuer’s Series A Non-Voting Cumulative Preferred Stock, par value $.0001 per share, and Series B Non-Voting Cumulative Preferred Stock, par value $.0001 per share.

“Property” or “property” means any assets or property of any kind or nature whatsoever, real, personal or mixed (including fixtures), whether tangible or intangible, provided that the terms “Property” or “property,” when used with respect to any Person, shall not include securities issued by such.

“Purchasers” means the purchasers on the signature pages hereto.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption pursuant to this Agreement and the Notes.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price fixed for such redemption pursuant to this Agreement and the Notes.

“Registration Rights Agreement” means the Registration Rights Agreement, entered into as of February 11, 1997, as amended, by and among Amreit and the Persons signatories thereto.

“Restructuring” has the meaning given to such term in the preamble.

“Restructuring Merger Agreement” means the Agreement and Plan of Merger, dated as of September 25, 2003, by and among Holdings, the Issuer, TCW and the other Persons signatories thereto, as amended, modified or restated from time to time.

“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

“Rule 144A” means Rule 144A as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute or law thereto.

“Securities Purchase Amendments” means, collectively, (a) Amendment No. 1 to Securities Purchase Agreement, dated as of December 20, 2001, by and among Amreit, Holdings, the Company and the TCW/Crescent Mezzanine Partners, L.P., TCW/Crescent Mezzanine Trust, TCW/Crescent Mezzanine Investment Partners, L.P., Crescent/Mach I Partners, L.P. and TCW Shared Opportunity Fund II, L.P. (collectively, the “TCW Noteholders”), (b) Amendment No. 2 to Securities Purchase Agreement, dated as of February 10, 2002, by and among Amreit, Holdings, the Company and the TCW Noteholders, and (c) Amendment No. 3 to Securities Purchase Agreement, dated as of February 10, 2003, by and among Amreit, Holdings, the Company and the TCW Noteholders.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, Voting Agreement and Irrevocable Proxy, entered into on September 24, 2003, between the Issuer and the stockholders of the Issuer listed on Exhibit A thereto, as amended, modified or restated from time to time.

“Subsidiary” means, with respect to any Person, (a) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such

Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, (b) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but, in the case of a limited partner, only if such Person or its Subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution or (c) any limited liability company or any other Person (other than a corporation or a partnership) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax Return” means any return, declaration, statement, report, schedule, information return or other document relating to Taxes, including any amendment thereof.

“Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“TCW” means, collectively, TCW/Crescent Mezzanine Partners, L.P., a Delaware limited partnership, TCW/Crescent Mezzanine Investment Partners, L.P., a Delaware limited partnership, TCW/Crescent Mezzanine Trust, a trust organized under the laws of Delaware, Crescent/Mach I Partners, L.P., a Delaware limited partnership, TCW Shared Opportunity Fund II, L.P., a Delaware limited partnership, and their respective Affiliates, or any one of the foregoing.

“Trade Payables” means, with respect to any Person, accounts payable and other similar accrued current liabilities in respect of obligations or indebtedness to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries in the ordinary course of business in connection with the obtaining of property or services.

“Transactions” has the meaning given to such term in the preamble.

“Transaction Documents” means this Agreement, the Notes, the Assumption Agreement and Amendment to Pledge Agreement, the Pledge Agreement and the Amendment to the Collateral Agency Agreement, collectively, or each of such documents singularly.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Securities” means any class of Equity Interests of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of regardless of whether at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

9.2                                 Rules of Construction.

Unless the context otherwise requires:

(a)                                  a term has the meaning assigned to it;

(b)                                 “or” is not exclusive;

(c)                                  words in the singular include the plural, and words in the plural include the singular;

(d)                                 provisions apply to successive events and transactions;

(e)                                  “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and

(f)                                    any reference to a “Section,” “Annex” or “Schedule” refers to a Section of, an Annex to, or a Schedule to this Agreement, respectively.

SECTION 10.                          MISCELLANEOUS.

10.1                           Notices.

All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, first-class mail, telex, fax, or overnight air courier guaranteeing next day delivery:

(a)                                  if to any Purchaser or Holder, at the address or fax number set forth on the signature pages hereto (or, in the case of a Holder other than a Purchaser, at the address or fax number provided in writing by such Holder to the Issuer), with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, Fax No. (213) 687-5600, Attention: Jeffrey H. Cohen; and

(b)                                 if to the Issuer, at 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, California  90025, Fax No. (310) 235-5967, Attention: Joe Keenan, with a copy (which shall not constitute notice) to Martin Anderson, Goodsill, Anderson, Quinn & Stifel, 1099 Alakea Street, Suite 1800, Honolulu, Hawaii  96813, Fax No. (808) 547-5880, and a copy (which shall not constitute notice) to Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California  94303, Attention:  Alan Kalin, Esq.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. The parties may change the addresses to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

10.2                           Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

10.3                           Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.4                           Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.5                           Governing Law: Submission to Jurisdiction.

THIS AGREEMENT, THE NOTES AND ALL ISSUES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW EXCEPT SECTIONS 5-1401 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES).  TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  THE ISSUER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEEDING AGAINST THE ISSUER IN ANY OTHER JURISDICTION.

10.6                           Entire Agreement.

This Agreement, together with the Notes and the other Documents (and any agreement between the Issuer and any Holder relating to transfers), is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement, together with the Notes and the other Documents, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

10.7                           Severability.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each Purchaser’s rights and privileges shall be enforceable to the fullest extent permitted by law.

10.8                           Further Assurances.

The Issuer shall, and shall cause each of its Subsidiaries (if any) to, at its cost and expense, upon request of any Purchaser or Holder, duly execute and deliver, or cause to be duly executed and delivered, to such Purchaser or Holder such further instruments and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of such Purchaser or Holder to carry out more effectually the provisions and purposes of this Agreement and the other Documents.

10.9                           Disclosure of Financial Information.

Each Holder is hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Issuer and each of its Subsidiaries (if any) which may be furnished to it hereunder or otherwise, to any other Holder, any court, Governmental Body claiming to have jurisdiction over such Holder, to the National Association of Insurance Commissioners or similar organizations, as may be required or appropriate in response to any summons or subpoena in connection with any litigation, to the extent necessary to comply with any law, order, regulation or ruling applicable to such Holder, to any rating agency, in order to protect its investment hereunder, or to any Person which shall, or shall have any right or obligation to, succeed to all or any part of such Holder’s interest in any of the Notes and this Agreement or to any actual or prospective purchaser or assignee thereof.

10.10                     Fair Construction.

This Agreement shall be interpreted without regard to which party hereto initiated the drafting process or proposed or drafted particular language and shall not be construed for or against any party hereto by reason of such initiation, proposal or drafting.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties set forth below as of the date first written above.

ISSUER:

HOME ASSET MANAGEMENT CORP.

By:	/s/ Martin Anderson
Name: Martin Anderson
Title: Chairman

PURCHASER:

TCW/CRESCENT MEZZANINE PARTNERS, L.P.
TCW/CRESCENT MEZZANINE TRUST
TCW/CRESCENT MEZZANINE INVESTMENT PARTNERS, L.P.

By:	TCW/CRESCENT MEZZANINE, L.L.C.,
its investment manager

By:	/s/ John C. Rocchio
Name: John C. Rocchio
Title: Managing Director

Address for Notices:

TCW/Crescent Mezzanine, LLC

11100 Santa Monica Boulevard, Suite 2000

Los Angeles, California  90025

Phone:  (310) 235-5982

Fax:  (310) 235-5967

Attention:  Tyrone Chang

Principal Amount of Notes to be issued:

$12,713,155.49 to TCW/Crescent Mezzanine Partners, L.P.

$  3,869,683.91 to TCW/Crescent Mezzanine Trust

$     347,396.12 to TCW/Crescent Mezzanine Investment Partners, L.P.

PURCHASER:

CRESCENT/MACH I PARTNERS, L.P.

By:	TCW ASSET MANAGEMENT COMPANY, its investment advisor

By:	/s/ John C. Rocchio
Name: John C. Rocchio
Title: Managing Director

By:	/s/ James M. Hassett
Name: James M. Hassett
Title: Managing Director

Address for Notices:

Trust Company of the West

11100 Santa Monica Boulevard, Suite 2000

Los Angeles, California  90025

Phone:  (310) 235-5982

Fax:  (310) 235-5967

Attention:   Tyrone Chang

Principal Amount of Notes to be issued:

$1,923,890.40 to Crescent/Mach I Partners, L.P.

PURCHASER:

TCW SHARED OPPORTUNITY FUND II, L.P.

By:	TCW INVESTMENT MANAGEMENT COMPANY, its investment manager

By:	/s/ John C. Rocchio
Name: John C. Rocchio
Title: Managing Director

By:	/s/ James M. Hassett
Name: James M. Hassett
Title: Managing Director

Address for Notices:

Trust Company of the West

11100 Santa Monica Boulevard, Suite 2000

Los Angeles, California  90025

Phone:  (310) 235-5982

Fax:  (310) 235-5967

Attention:  Tyrone Chang

Principal Amount of Notes to be issued:

$384,778.08 to TCW Shared Opportunity Fund II, L.P.

ANNEX A

Form of the Amended and Restated Note

Schedule 5.23

Collateral Agent

Deutsche Bank Trust Company Americas

Corporate Trust and Agency Services

60 Wall Street – 27th Floor

Mail Stop – NYC60 – 2710

New York, New York  10005

Attention:  Dorothy Robinson

Telephone:  (212) 250-7345

Fax:  (212) 797-8615